As filed with the Securities and Exchange Commission on January 6, 2009

Registration No. 333-107360

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO
FORM SB-2
ON FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPACEDEV, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or jurisdiction of incorporation or organization)	3760 (Primary Standard Industrial Classification Code Number)	84-1374613 (I.R.S. Employer Identification No.)

13855 Stowe Drive Poway, California (858) 375-2000	92064

(Address and Telephone number of Principal Executive Offices)	(Zip Code)

Richard B. Slansky
Chief Financial Officer
SpaceDev, Inc.
13855 Stowe Drive
Poway, California 92064
(858) 375-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Scott A. Berdan, Esq.
Holland & Hart LLP
1800 Broadway, Suite 300
Boulder, Colorado 80302
(303) 473-2700

Approximate date of commencement of proposed sale to the public: Not applicable, as this Post-Effective Amendment No. 7 to Form SB-2 on Form S-1/A will deregister the registered but unsold securities under the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 7 to Form SB-2 on Form S-1/A relates to the Registration Statement on Form SB-2, as amended (File No. 333-107360) (the "Registration Statement"), of SpaceDev, Inc., a Delaware corporation (the "Company"), pertaining to 3,214,261 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), which was filed with the Securities and Exchange Commission and became effective on July 18, 2006. The Registration Statement registered the Common Stock for resale by the selling security holders named therein.

On October 20, 2008, the Company entered into the Agreement and Plan of Merger with Sierra Nevada Corporation and its wholly-owned subsidiary pursuant to which all of the Company’s common stock has been acquired for cash and the Company became a wholly-owned subsidiary of Sierra Nevada Corporation (the “Merger”).  The closing of the Merger was consummated on December 16, 2008.  As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 7 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on January 6, 2009.

SPACEDEV, INC

By:	/s/ Richard B. Slansky
Richard B. Slansky
Chief Financial Officer